Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into on December 2, 2021, by and between WonderLeaf, LLC, a Colorado limited liability company (“Seller”), and Bespoke Extracts Colorado, LLC (“Buyer”). Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A. Seller is in the business of processing, selling, and distributing marijuana concentrates pursuant to the Marijuana Code.

B. Buyer desires to purchase the Business from Seller, and Seller desires to sell the Business to Buyer.

NOW THEREFORE, the Parties agree as follows:

Terms

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms have the meanings set forth below unless defined elsewhere in this Agreement.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of the Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least 50% of the voting securities in the corporation or of the voting interest in a partnership or limited liability company.

“Application Fees” means all fees paid to Governmental Authorities associated with the Change of Ownership.

“Assets” means certain assets of Seller, as more fully described on Exhibit A attached hereto.

“Business” means the following owned or held by Seller:

(a) The Licenses;

(b) The Inventory; and

(c) The Assets.

“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Colorado are authorized or obligated to close.

“Change of Ownership” means the transfer of ownership of the Business from Seller to Buyer pursuant to the Marijuana Code.

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of the Person, including those that are required to be registered or kept in the place of incorporation, organization, or formation of the Person and which establish the legal personality of the Person.

“City” means the City of Aurora, Colorado.

“Claim” means any demand, claim, action, investigation, or Proceeding.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Contract” means any legally binding written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, or other legally binding arrangement.

“Environmental Law” means any and all applicable laws regulating the use, treatment, generation, transportation, storage, control, management, recycling or disposal of any hazardous material, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601, et seq.), the Superfund Amendment and Reauthorization Act of 1986 (Public Law 99 499, 100 Stat. 1613), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801, et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251, et seq.), the Clean Water Act (33 U.S.C. §§ 1251, et seq.), the Clean Air Act (42 U.S.C. §§ 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601, et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136, et. seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f, et. seq.), the Surface Mining Control and Reclamation Act (30 U.S.C. §§ 1201, et. seq.), and/or relating to the protection, preservation, or conservation of the environment.

“Escrow Agent” means 1st Security Escrow Company LLC, a Colorado limited liability company.

“Escrow Agreement” means the Escrow Agreement to be entered into by Seller, Buyer, and the escrow agent mutually chosen by the Parties, substantially in the form of Exhibit B.

“Federal Cannabis Law” means any U.S. federal law, civil, criminal, or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, processing, marketing, distribution, sale, transfer, possession, and use of cannabis, marijuana, or related substances or products containing cannabis, marijuana, or related substances, including without limitation the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960.

“Final Governmental Approval” means the final decisions by the MED and the City in writing approving the Change of Ownership, and such approvals (a) do not include any responsibility of Buyer or Buyer’s owners for the actions of Seller or Seller’s owners with respect to an administrative investigation or administrative disciplinary action by the MED or the City and (b) do not subject Buyer or Buyer’s owner to discipline by the MED or the City for the actions of Seller or Seller’s owner with respect to such an investigation or disciplinary action.

“First Governmental Approval” means the date and time of the decision by either the MED or the City, whichever is earlier, in writing approving the Change of Ownership.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city, or other political subdivision or similar governing entity.

“Interim Period” means the time period from the date of this Agreement through and including the Closing.

“Inventory” means Seller’s Regulated Marijuana (as that term is defined in the Marijuana Code) and packaging for Regulated Marijuana at the Property as of the Closing Date, determined in accordance with Section 2.7(a).

“Knowledge” when used in a particular representation or warranty in this Agreement, means the actual knowledge (as opposed to any constructive or imputed knowledge) of a Party or its owners, without inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of a Governmental Authority, except for Federal Cannabis Laws.

“Licenses” means the following licenses held by Seller:

(a) State of Colorado Marijuana Enforcement Division Retail Marijuana Manufacturing Products Manufacturer License 404R-00162; and

(b) City of Aurora Retail Marijuana Manufacturing Products Manufacturer License 21-000067-MPL.

“Lease” means that certain lease by and between WL Holdings, Ltd. and Buyer entered into on the date of this Agreement, for the lease of the Property.

“Lien” means any mortgage, pledge, assessment, security interest, lien, or other similar encumbrance.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment), but only to the extent they (a) are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties, and (b) are net of any associated benefits arising in connection with the loss, including any associated Tax benefits.

“Marijuana Code” means Sections 14 and 16, Article XVIII of the Constitution of the State of Colorado, the Colorado Marijuana Code, §§ 44-10-101, et seq., C.R.S, as the same may be amended and restated from time to time, and regulations and ordinances promulgated thereunder by the MED and the City.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the Business, Assets and the value of the Assets, properties, condition (financial or otherwise) results of operations of the Business, or the ability of a Party to consummate the transactions contemplated hereby on a timely basis, taken as a whole; provided, that, a Material Adverse Effect does not include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from: (a) changes generally affecting the economy, financial, or securities markets; (b) conditions generally affecting the industry in which the Business operates; (c) any outbreak or escalation of war or any act of terrorism; (d) any epidemic, pandemic, or quarantine affecting operations; or (e) the announcement of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (a) through (d) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industry in which the Business operates.

“MED” means the State of Colorado Department of Revenue Marijuana Enforcement Division.

“MED Approval Letter” means the letter from the MED conditionally approving the Change of Ownership.

“Permits” means all licenses (including the Licenses), permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted by a Governmental Authority related to the transactions contemplated by this Agreement.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, or Governmental Authority.

“Proceeding” means any complaint, lawsuit, action, suit, or other proceeding at Law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Property” means the property where the Business is located, 12001 East 33rd Avenue, Aurora, Unit #O Colorado 80010.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means June 30, 2022.

“VWAP Price” means a price determined by the daily volume weighted average price of the common stock of Bespoke Extracts, Inc. on its principal market for the 30 consecutive trading days immediately prior as reported by Bloomberg Financial L.P. or OTC Markets.

1.2 Rules of Construction.

(a) All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. The words “includes” or “including” means “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which the words appear, and any reference to a Law includes any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. dollars. When used herein the singular includes the plural, and the plural includes the singular.

(c) Whenever this Agreement refers to a number of days, the number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, the action may be validly taken on or by the next day that is a Business Day.

(d) Each Party and its respective attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement will not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE OF BUSINESS, PAYMENT, AND CLOSING

2.1 Purchase of Business. At the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Business, and Buyer shall assume and agree to pay, perform, and discharge when due any and all liabilities arising out of or related to the Business or the Assets on or after the Closing (the “Assumed Liabilities”), including, without limitation, the Assigned Contracts (as defined in Exhibit A).

2.2 Excluded Assets. Other than the Business, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties are excluded from the Assets (collectively, the “Excluded Assets”). Excluded Assets include, without limitation, any equipment of the Business and any asset not described in Exhibit A.

2.3 Purchase Price; Payments. The purchase price for the Business is $225,000.00 (altogether, the “Purchase Price”); provided, however, that the purchase price for Inventory will be paid as set forth in Section 2.8. The Purchase Price is payable as follows:

(a) On the date of this Agreement, Buyer shall deliver 2,500,000 shares of common stock of Bespoke Extracts, Inc. (the “First Deposit”) to Escrow Agent.

(b) No later than five Business Days after First Governmental Approval, Buyer shall deliver Bespoke Extracts, Inc. common stock with a value of $150,000 according to the VWAP Price (the “Second Deposit”) to Escrow Agent.

(c) At the Closing, Escrow Agent shall pay the First Deposit and the Second Deposit to Seller.

2.4 Escrow Agreement. On the date of this agreement, Buyer and Seller shall sign the Escrow Agreement in the form attached hereto as Exhibit B and shall request that Escrow Agent sign the Escrow Agreement. The Escrow Agreement will govern payments and deposits made to Escrow Agent and payments made by Escrow Agent to the Parties.

2.5 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place remotely. The Closing will be the date the Parties agree to and submit on schedule A of the MED Approval Letter, provided that Closing must occur within 30 days after the issuance of the MED Approval Letter and the City’s approval of the Change of Ownership (the “Closing Date”).

2.6 Documents Deliverable at Closing. At the Closing:

(a) Seller shall provide to Buyer the following documents (“Seller’s Closing Documents”):

(i) an executed Seller’s Officer’s Certificate in the form attached hereto as Exhibit C (“Seller’s Officer’s Certificate”); and

(ii) an executed bill of sale for the Assets in the form attached hereto as Exhibit E.

(b) Buyer shall provide to Seller an executed Buyer’s Officer’s Certificate in the form attached hereto as Exhibit D (“Buyer’s Officer’s Certificate”);

2.7 Tax Allocations. In accordance with Section 1060 of the Code, the Parties shall allocate the Purchase Price on a good faith basis among the various Assets acquired by Buyer (the “Allocation”). Each Party shall file an Internal Revenue Service Form 8594 and all Tax Returns in accordance with the Allocation. Each Party shall, within five Business Days after a request from the other Party, provide the other with any information required to complete Internal Revenue Service Form 8594. Each Party shall notify and provide the other with reasonable assistance in the event of an examination, audit, or other proceeding regarding any allocation of the Purchase Price. Except as required by applicable Law, each Party shall not take any position in any Tax return, Tax Proceeding or audit that is inconsistent with the Allocation.

2.8 Sale of Inventory.

(a) On the Closing Date, or on such other date as Buyer and Seller may agree in writing, Seller, in consultation and cooperation with Buyer, shall (i) conduct a physical count of the Inventory in a manner consistent with past procedures and practices of Seller, and (ii) prepare a statement setting forth the type and amount of Inventory, the wholesale value of the Regulated Marijuana portion of the Inventory and the packaging corresponding thereto, and the at cost price of any additional packaging on hand (the “Inventory Accounting Statement”).

(b) The purchase price for Inventory shall be 90% of the wholesale value of the Regulated Marijuana portion of the Inventory and the packaging corresponding thereto set forth on the Inventory Accounting Statement and the at cost price of any additional packaging on hand set forth on the Inventory Accounting Statement (altogether, the “Inventory Purchase Price”).

(c) Buyer shall pay the Inventory Purchase Price to Seller no later than 30 days after the Closing Date.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller states that the following statements are true and correct (collectively, “Seller’s Representations and Warranties”):

3.1 Seller’s Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to conduct its business as it is now being conducted.

3.2 Authority. Seller has necessary power and authority to execute and deliver this Agreement and the other instruments to be delivered by Seller at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to approvals required by the Marijuana Code. The execution and delivery by Seller of this Agreement and the other instruments to be delivered by Seller at the Closing, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action. This Agreement has been, and the instruments to be delivered by Seller at the Closing will at the Closing be, duly and validly executed and delivered by Seller and constitute (or, in the case of instruments to be delivered by Seller at the Closing, will at the Closing constitute) the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3 No Conflicts; Consents and Approvals. The execution and delivery of this Agreement by Seller do not, and the performance by Seller of its obligations under this Agreement does not:

(a) conflict with or result in a violation or result in a breach of, or default under, any provision of the Charter Documents of Seller;

(b) require the consent, notice or other action by any Person or conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Assets are subject;

(c) (i) conflict with or result in a violation or breach of any Law applicable to Seller, except as would not reasonably be expected to materially interfere with Seller’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority (other than the MED and the City) under any Law applicable to Seller, other than in each case any such consent or approval which, if not made or obtained, would not reasonably be expected to materially interfere with Seller’s ability to perform its obligations hereunder; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect; or

(d) result in the creation or imposition of any Lien on the Assets.

3.4 Title to the Assets. Seller has good and valid title to all of the Assets free and clear of all Liens and restrictions on transfer other than those arising pursuant to this Agreement and the Marijuana Code and other than those would not have a Material Adverse Effect.

3.5 Condition of Assets. The tangible personal property included in the Assets is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the rights, property and assets necessary to conduct the Business as currently conducted.

3.6 Proceedings. There is no Proceeding of any nature pending, or to Seller’s Knowledge threatened, against Seller before or by any Governmental Authority, which seeks a writ, judgment, order, or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or relating to or affecting the Assets, which if determined adversely to Seller would result in a Material Adverse Effect.

3.7 Brokers. Seller has utilized the services of Young America Capital, an independent broker (the “Broker”), to facilitate the transactions contemplated by this Agreement. Broker’s fee for such services is [# shares to be provided to YAC]. Buyer is solely responsible for the payment to Broker. Seller does not have any liability or obligation to pay fees or commissions to any other broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or any of its Affiliates could become liable or obligated.

3.8 Compliance with Laws and Orders. Seller is not in material violation of, or in default under, any Law or order applicable to Seller the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Seller from performing its obligations hereunder, except where the failure to be in compliance would not have a Material Adverse Effect; provided, however, that this Section 3.8 does not address matters relating to Permits, which are exclusively addressed by Section 3.9, or matters related to Taxes, which are exclusively addressed by Section 3.10.

3.9 Permits. Seller possesses all Permits that are required for the ownership and operation of its business in the manner in which it is currently operated. All Permits described in this Section 3.8 are valid and in full force and effect, and Seller is in compliance with each such Permit, except where the failure to be in compliance would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit.

3.10 Taxes.

(a) All Tax Returns with respect to the Business required to be filed by Seller have been, or will be, timely filed. Such Tax Returns are, or will be on or before the Closing, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be on or before the Closing, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee of Seller and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Proceeding by any taxing authority. There are no pending or threatened Proceedings by any taxing authority.

(f) There are no Liens for Taxes upon any of the Assets nor, to Seller’s Knowledge, is any governmental authority in the process of imposing any Liens for Taxes on any of the Assets (other than for current Taxes not yet due and payable).

3.11 Environmental Law. Seller has not caused, allowed to be caused, knowingly failed to prevent, or has been made aware of, an environmental condition on the Property that required or requires abatement or correction under the Marijuana Code or under an Environmental Law, or has given or is reasonably likely to give rise to any civil or criminal liability under an Environmental Law, or has created or may create a public or private nuisance, including the presence of asbestos, PCB’s, hazardous substances, radioactive waste or radon, on, in or affecting the Property. Seller has not received any citation, directive, letter, or other communication, written or oral, or any notice of any proceeding, claim or lawsuit relating to any environmental issue arising out of the occupation of the Property, and there is no basis known to Seller for any such action.

3.12 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Business and the Assets furnished or made available to Buyer and its representatives in any form (including any information, documents, or material delivered to Buyer on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby), or as to the future revenue, profitability, or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer states that the following statements are true and correct (collectively, “Buyer’s Representations and Warranties”):

4.1 Buyer’s Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Colorado and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated or leased by it and to conduct its business as it is now being conducted.

4.2 Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the other instruments to be delivered by Buyer at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to approvals required by the Marijuana Code. The execution and delivery by Buyer of this Agreement and the other instruments to be delivered by Buyer at the Closing, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary company action. This Agreement has been, and the instruments to be delivered by Buyer at the Closing will at the Closing be, duly and validly executed and delivered by Buyer and constitutes (or, in the case of instruments to be delivered by Buyer at the Closing, will at the Closing constitute) the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

4.3 No Conflicts. The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby does not:

(a) conflict with or result in a violation or result in a breach of, or default under, any provision of the Charter Documents of Buyer; or

(b) (i) conflict with or result in a violation or breach of any Law applicable to Buyer, except as would not reasonably be expected to materially interfere with Buyer’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority (other than the MED and the City) under any Law applicable to Buyer, other than in each case any such consent or approval which, if not made or obtained, would not reasonably be expected to materially interfere with Buyer’s ability to perform its obligations hereunder.

4.4 Proceedings. There is no Proceeding pending or, to Buyer’s Knowledge threatened, against Buyer before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.5 Solvency; Sufficiency of Funds. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all Liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured. For purposes of this Agreement, “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

4.6 Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.

4.7 Compliance with Laws and Orders. Buyer is not in material violation of, or in default under, any Law or order applicable to Buyer the effect of which, in the aggregate, would reasonably be expected to hinder, prevent, or delay Buyer from performing its obligations hereunder.

4.8 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III. Neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Assets or this Agreement, except as expressly set forth in Article IV.

ARTICLE V

COVENANTS

5.1 Regulatory and Other Approvals. During the Interim Period:

(a) Each Party shall use reasonable efforts to obtain as promptly as practicable all material consents and approvals that either Party or its respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby; provided that for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the obtaining of the consents and approvals will not be a condition to the Closing except to the extent set forth in Articles VI or VII, as applicable.

(b) Each Party shall (i) make or cause to be made the filings required of the Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with the filings, as promptly as is reasonably practicable, provided that for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings and payments will not be conditions to the Closing except to the extent set forth in Articles VI and VII; (ii) cooperate with the other Party and furnish the information that is necessary in connection with the other Party’s filings; (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement as promptly as is reasonably practicable; (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of the filings; (v) reasonably consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of a Party in connection with all meetings, actions or other Proceedings with Governmental Authorities relating to the filings; (vi) comply, as promptly as is reasonably practicable, with any requests received by a Party under any Laws for additional information, documents or other materials with respect to the filings; (vii) use reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (viii) use reasonable efforts to contest and resist any action or other Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party (or any of its applicable Affiliates) intends to participate in any meeting with any Governmental Authority with respect to the filings and if permitted by, or acceptable to, the applicable Governmental Authority, it shall exercise reasonable efforts to give the other Party reasonable prior notice of, and an opportunity to participate in, the meeting.

(c) Each Party shall provide prompt notification to the other when it becomes aware that any such consent or approval referred to in this Section 5.1 is obtained, taken, made, given or denied, as applicable.

(d) In furtherance of the foregoing covenants, each Party shall not, and each Party shall cause its respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the filings referred to in this Section 5.1.

(e) Each of the Parties shall prepare (or exercise its reasonable efforts to cause its Affiliates to prepare), as soon as is practicable, all necessary filings with Governmental Authorities applicable to it in connection with the transactions contemplated by this Agreement; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings will not be conditions to the Closing except to the extent set forth in Articles VI and VII. Each of the Parties shall submit the filings applicable to it as soon as practicable. Each of the Parties shall promptly furnish the other Party with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it, and shall cooperate in the preparation of the filings as is reasonably necessary and appropriate.

(f) If any of the Licenses will expire prior to the Closing, Seller shall renew such Licenses timely and at Seller’s sole expense.

(g) Notwithstanding the foregoing, the Parties shall file the Change of Ownership with the City and the MED on or before the date that is 30 days following the date of this Agreement.

5.2 Access of Buyer. During the Interim Period and upon reasonable notice and during normal business hours, and under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller, Seller shall provide Buyer and its representatives with access to the Business and shall allow Buyer and its representatives to perform any inspections Buyer reasonably requests, subject to the Marijuana Code.

5.3 Certain Restrictions. During the Interim Period, except as permitted or required by the other terms of this Agreement, or consented to in writing by Buyer, which consent or approval will not be unreasonably withheld, conditioned, or delayed, to the extent material to this Agreement, Seller shall: (i) conduct the Business in the ordinary course of business consistent with past practice; and (ii) use reasonable efforts to maintain and preserve intact its current Business organization and operations and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, during the Interim Period, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted for the ownership and use of the Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) maintain the Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; and

(d) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Assets.

5.4 Negative Covenants. During the Interim Period, Seller shall not, and shall cause its Affiliates not to, undertake any action or make any commitment to:

(a) sell the Licenses or the Assets; or

(b) dissolve or liquidate Seller.

5.5 Further Assurances. At any time or from time to time after the Closing, at a Party’s request and without further consideration, a Party shall execute and deliver to the other Party such other instruments of sale, transfer, conveyance, assignment, and confirmation, provide such materials and information and take such other actions as the Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

5.6 Application Fees. Buyer shall timely pay the Application Fees.

5.7 Stand Still. During the Interim Period, Seller shall not offer to sell or solicit any offer to purchase or engage in any discussions or activities of any nature whatsoever, directly or indirectly, involving in any manner the actual or potential sale, transfer, encumbrance, pledge, collateralization or hypothecation of any of the Assets, or any ownership interests in Seller. Seller shall advise the Buyer of any contact from any third party regarding the possible acquisition of any of the Assets or any membership interest in Seller, Seller or other investment in Seller, the acquisition of the Property or the Assets, or of any contact which would relate to the transactions contemplated by this Agreement.

ARTICLE VI

BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in its sole discretion):

6.1 Representations and Warranties. Seller’s Representations and Warranties will be true and correct on and as of the date hereof and on and as of the Closing as though made on and as of such date, except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

6.2 Performance. Seller will have performed and complied in all material respects with the agreements, covenants, conditions, and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

6.3 Seller’s Closing Documents. Seller will have delivered to Buyer at the Closing Seller’s Closing Documents.

6.4 Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Buyer or its Affiliates) restraining, enjoining, or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

6.5 Consents and Approvals. All approvals, consents, and waivers that are required by this Agreement will have been received and executed counterparts thereof will have been delivered to Buyer at or prior to the Closing. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

6.6 No Material Adverse Effect. From the date of this Agreement, there will not have occurred any Material Adverse Effect, nor will any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

6.7 Litigation. No Proceeding will have been commenced against Seller which would prevent the Closing.

6.8 Final Governmental Approval. Final Governmental Approval will have occurred.

ARTICLE VII

SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

7.1 Representations and Warranties. Buyer’s Representations and Warranties will be true and correct on and as of the date hereof and on and as of the Closing as though made on and as of such date.

7.2 Performance. Buyer will have performed and complied in all material respects with the agreements, covenants, conditions, and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

7.3 Buyer’s Officer’s Certificate. Buyer will have delivered to Seller at the Closing Buyer’s Officer’s Certificate.

7.4 Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Seller or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

7.5 Final Governmental Approval. Final Governmental Approval will have occurred.

ARTICLE VIII

TERMINATION

8.1 Termination.

(a) This Agreement may be terminated at any time before the Closing for one or more of the following reasons:

(i) by Seller or Buyer, by written notice to the other Party, if any Law or final non-appealable order restrains, enjoins or otherwise prohibits or makes illegal the sale of the Business as provided in this Agreement;

(ii) by Buyer, by written notice to Seller, if Seller has materially breached its representations or obligations under this Agreement and the breach would or does result in the failure of any condition set forth in Article VI;

(iii) by Seller, by written notice to Buyer, if Buyer has materially breached its representations or obligations under this Agreement and the breach would or does result in the failure of any condition set forth in Article VII;

(iv) by Seller or Buyer, by written notice to the other Party, if the Real Estate Contract is terminated for any reason; or

(v) by any Party, after the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.1(a)(v) will not be available to a Party that has intentionally breached in any material respect any of its obligations under this Agreement or to either Party if First Governmental Approval has occurred.

(b) This Agreement will automatically terminate if a Governmental Authority denies the Change of Ownership.

8.2 Effect of Termination.

(a) If this Agreement is validly terminated pursuant to Section 8.1, there will be no liability or obligation hereunder on the part of Seller or any of its Affiliates or Buyer or any of its Affiliates, provided, however, that Article I, Sections 8.2, 9.6, and Article X will survive any such termination.

(b) If this Agreement is validly terminated, provided in each case such termination is not the result of any action or inaction of Buyer, pursuant to Section 8.1(a)(i), (ii), or (iv), or if Buyer validly terminates this Agreement pursuant to Section 8.1(a)(v), Escrow Agent shall disburse the First Deposit and the Second Deposit, as applicable, to Buyer.

(c) If this Agreement is validly terminated pursuant to Section 8.1(a)(iii) or if Seller validly terminates this Agreement pursuant to Section 8.1(a)(v), Escrow Agent shall disburse the First Deposit and the Second Deposit, as applicable, to Seller.

ARTICLE IX

INDEMNIFICATION AND ARBITRATION

9.1 Indemnity. From and after the Closing:

(a) Seller shall indemnify, defend, and hold harmless Buyer, its affiliates and their respective members, managers, officers, and employees from and against all Losses incurred or suffered by Buyer resulting from:

(i) any inaccuracy of or breach as of the Closing (as though made on and as of the Closing except to the extent a statement of fact is expressly made as of an earlier date, in which case only as of the earlier date) of Seller’s Representations and Warranties or any document to be delivered hereunder; and

(ii) any breach or non-fulfillment of any covenant, obligation or agreement of Seller contained in this Agreement or any document to be delivered hereunder.

(b) Buyer shall indemnify, defend, and hold Seller harmless from and against all Losses incurred or suffered by Seller resulting from:

(i) any inaccuracy of or breach as of the Closing (as though made on and as of the Closing except to the extent a statement of fact is expressly made as of an earlier date, in which case only as of the earlier date) of Buyer’s Representations and Warranties or any document to be delivered hereunder; and

(ii) any breach or non-fulfillment of any covenant, obligation or agreement of Buyer contained in this Agreement or any document to be delivered hereunder; and

(iii) any Assumed Liabilities.

9.2 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a) Seller’s Representations and Warranties will survive the Closing; provided, however, that no claim for indemnification made in accordance with Section 9.1(a)(i) or Section 9.1(b)(i) may be made later than one year following the Closing; provided, however, any claim for indemnification made in accordance with Section 9.1(a)(i) or Section 9.1(b)(i) based upon or arising out of Responding Party’s (as defined below) gross negligence, willful misconduct, or fraud shall survive for the full period of all applicable statutes of limitations; provided, further, none of the covenants or other agreements contained in this Agreement will survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement will survive the Closing for the period contemplated by its terms;

(b) Buyer shall give written notice to Seller within a reasonable period of time after becoming aware of any breach by Seller of any representation, warranty, covenant, agreement, or obligation in this Agreement, but in any event no later than 30 days after becoming aware of such breach;

(c) Seller shall give written notice to Buyer within a reasonable period of time after becoming aware of any breach by Buyer of any representation, warranty, covenant, agreement or obligation in this Agreement, but in any event no later than 30 days after becoming aware of such breach;

(d) the Parties have a duty to mitigate any Loss in connection with this Agreement;

(e) Seller’s liability with respect to Section 9.1 is limited to Losses incurred or suffered by Buyer in an amount no more than $200,000.00;

(f) Buyer’s liability with respect to Section 9.1 is limited to Losses incurred or suffered by Seller in an amount no more than $200,000.00; and

(g) No Claiming Party will be liable to any Responding Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages.

9.3 Procedure with Respect to Third-Party Claims.

(a) If a Party becomes subject to a pending or threatened Claim of a third party and such Party (the “Claiming Party”) believes it has a Claim against the other Party (the “Responding Party”), pursuant to Section 9.1, as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for the Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party will not relieve the Responding Party of liability hereunder except to the extent that the defense of the Claim is prejudiced by the failure to give the notice.

(b) If any Proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to Section 9.3(a), the Responding Party may participate in the Proceeding and, to the extent that it wishes, assume the defense of the Proceeding, at its sole cost, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake the defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party, and (iii) the Responding Party is a party to the Proceeding, and the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest. The Claiming Party may, in its sole discretion, select and employ separate counsel in any such action and to participate in the defense thereof, and the Claiming Party shall pay the fees and expenses of its counsel. The Claiming Party shall cooperate with the Responding Party and its counsel in the defense or compromise of the Claims. If the Responding Party assumes the defense of a Proceeding, no compromise or settlement of the Claims may be effected by the Responding Party without the Claiming Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party, and (B) the sole relief provided is monetary damages that the Responding Party pays in full.

(c) If notice is given to the Responding Party of the commencement of any third-party Proceeding and the Responding Party does not, within 14 days after the Claiming Party’s notice is given pursuant to Section 9.3(b), give notice to the Claiming Party of its election to assume the defense of the Proceeding, and any of the conditions set forth in clauses (i) through (iii) of Section 9.3(b) become unsatisfied or a Claiming Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party may (upon notice to the Responding Party) undertake the defense, compromise or settlement of the Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against the third-party Claim (including reasonable attorneys’ fees and expenses) and will remain otherwise responsible for any liability with respect to amounts arising from or related to the third-party Claim, in both cases to the extent it is ultimately determined that the Responding Party is liable with respect to the third-party Claim for a breach under this Agreement. The Responding Party may elect to participate in the Proceedings, negotiations, or defense at any time at its own expense.

9.4 Effect of Investigation. Seller will not be liable under this Article IX for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

9.5 Cumulative Remedies. The rights and remedies provided in this Article IX are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

9.6 Mandatory Binding Arbitration.

(a) Any dispute, Claim, interpretation, controversy, or issues of public policy arising out of relating to this Agreement, including the determination of the scope or applicability of this Section 9.6, will be determined exclusively by binding arbitration held in the City and County of Denver, Colorado, and will be governed exclusively by the Colorado Revised Uniform Arbitration Act, C.R.S. §§ 13-22-201, et seq. (the “CRUAA”).

(b) The arbitrator will be selected from the roster of arbitrators at Judicial Arbiter Group, Inc. in Denver, Colorado (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single arbitrator within ten days after a demand for arbitration is made, then the arbitrator will be selected by JAG from among its available professionals. Arbitration of all disputes and the outcome of the arbitration will remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment.

(c) The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 9.6 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the CRUAA. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any Colorado state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

(d) The Parties waive (i) any right of removal to the United States federal courts and (ii) any right to compel arbitration, to confirm any arbitration award or order, or to seek any aid or assistance of any kind in the United States federal courts.

ARTICLE X

MISCELLANEOUS

10.1 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

10.2 Entire Agreement; Amendment. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof. The Parties may amend any provision of this Agreement only by a written instrument signed by the Parties.

10.3 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving the term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, are cumulative and not alternative.

10.4 Succession and Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their successors and assigns. Buyer may assign this Agreement to any party in Buyer’s sole discretion by providing written notice of such assignment to Seller. This Agreement may not otherwise be assigned by operation of law or otherwise without the written consent of the Parties.

10.5 Counterparts; Electronic or Fax Signatures. This Agreement may be executed in counterparts, each of which will be an original and all of which, when taken together, will constitute one instrument notwithstanding that all parties have not executed the same counterpart. Signatures that are transmitted electronically or by fax will be effective as originals.

10.6 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define, or limit any of its terms or provisions.

10.7 Notices. Any notice, request, demand, Claim, or other communication hereunder will be in writing and will be deemed delivered: (a) three Business Days after it is sent by U.S. mail, certified mail, return receipt requested, postage prepaid; or (b) one Business Day after it is sent via a reputable nationwide overnight courier or sent via email, in each of the foregoing cases to the intended recipient as set forth below:

If to Buyer	Bespoke Extracts Colorado, LLC

Attn: Michael Feinsod

2590 Walnut St.

Denver, CO 80205

Phone: 855-633-3738

E-mail: legal@bespokeextracts.com

With a copy to:	Fairfield and Woods, P.C.

Attn: Daniel J. Garfield, Esq.

1801 California St., Suite 2600

Denver, CO 80202

Phone: 303-830-2400

Email: dgarfield@fwlaw.com

If to Seller:	WonderLeaf, LLC

Attn: Roxanne Burns

12001 E. 33rd Ave., Unit O

Aurora, CO 80010

A Party may give any notice, request, demand, Claim, or other communication hereunder by personal delivery, electronically via email, or fax. A Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving notice to the other Party in the manner herein set forth.

10.8 Governing Law. This Agreement is governed by and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in imposition of another state’s Law. THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THAT (A) COLORADO HAS PASSED AMENDMENTS TO THE COLORADO CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA INDUSTRY AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF MARIJUANA IS ILLEGAL UNDER FEDERAL CANNABIS LAWS. THE PARTIES WAIVE ANY DEFENSES BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW.

10.9 Waiver of Right to Trial by Jury. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM THEREIN.

10.10 Attorneys’ Fees. If a Party brings an action to enforce the provisions of this Agreement, the substantially prevailing Party will be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the non-prevailing Party.

10.11 Invalid Provisions. If a dispute between the Parties arises out of this Agreement or the subject matter of this Agreement, the Parties would want a court or arbitrator to interpret this Agreement as follows:

(a) with respect to any provision held to be unenforceable (including under Federal Cannabis Laws), by modifying that provision to the minimum extent necessary to make it enforceable or, if that modification is not permitted by law or public policy, by disregarding the provision;

(b) if an unenforceable provision is modified or disregarded in accordance with this Section 10.11, by holding the rest of the Agreement will remain in effect as written;

(c) by holding that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable; and

(d) if modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Agreement, by holding the entire Agreement unenforceable.

Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced (including under Federal Cannabis Laws), the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.12 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

10.13 Confidentiality and Publicity. This Agreement is confidential and may not be disclosed to any third party (other than the Parties’ Affiliates, attorneys, accountants, auditors, or other advisors, or Governmental Authorities) except as required for tax purposes or as required by Law; provided, however, that Buyer and its Affiliates may disclose this Agreement to Persons who might make an investment in, or make a loan to, Buyer or its Affiliates. Except as provided herein, a Party receiving a request for this Agreement shall promptly notify the other Party to afford it the opportunity to object or seek a protective order regarding this Agreement or information contained herein. None of the Parties may issue any press release or public announcement of any of the transactions contemplated by this Agreement except as may be agreed to in writing by the Parties.

10.14 Advice of Counsel. Each Party has had the opportunity to seek the advice of independent legal counsel and has read and understood each of the terms and provisions of this Agreement.

10.15 Reformation. This Agreement and the transactions contemplated hereby are subject to review by the MED and the City. If the MED or the City determines that this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement according to such Governmental Authority’s requirements while effectuating the original intent of this Agreement as near as possible.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first above written.

SELLER:

WONDERLEAF, LLC

By:	/s/ Roxanne Burns
Name:	Roxanne Burns
Title:	Manager

BUYER:

BESPOKE EXTRACTS COLORADo, LLC

By:	/s/ Michael Feinsod
Name:	Michael Feinsod
Title:	Manager

EXHIBIT A

EXHIBIT B

ESCROW AGREEMENT

EXHIBIT C

SELLER’S OFFICER’S CERTIFICATE

EXHIBIT D

BUYER’S OFFICER’S CERTIFICATE

EXHIBIT E

BILL OF SALE